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                                                                   EXHIBIT 99.01

                    EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

                    SUPPLEMENTAL BUSINESS SEGMENT INFORMATION
                              1997 CHANGE FROM 1996



                                                 SECOND QUARTER                   FIRST SIX MONTHS
                                             % CHANGE                           % CHANGE
                                         SALES      UNIT      OPERATING     SALES       UNIT       OPERATING
                                        REVENUE    VOLUME    EARNINGS(1)   REVENUE     VOLUME     EARNINGS(1)
                                        -------    ------    -----------   -------     ------     -----------

SPECIALTY & PERFORMANCE SEGMENT
  Specialty plastics                       4%       19%           ++           1%         19%           ++
  Performance chemicals                  (13)%      (8)%           -          (8)%        (6)%           -
  Fine chemicals                          (5)%       11%          --          (1)%         5%           --
  Fibers                                 (10)%      (8)%          --          (6)%        (6)%           -
  Coatings, inks & resins                  6%        8%           ++           7%         10%           ++

Total Segment                             (2)%       8%          (14)%         -%          8%           (4)%
                                         ===        ==          ====         ===         ===          ====

CORE PLASTICS SEGMENT
  Container plastics                     (12)%      26%           --         (25)%        19%           --
  Flexible plastics                        7%       (9)%          ++           6%        (11)%          ++

  Total Segment                           (6)%      12%         (138)%       (16)%         7%         (152)%
                                         ===        ==          ====         ===         ===          ====

CHEMICAL INTERMEDIATES SEGMENT
   Industrial intermediates                -%        2%            -           3%          5%            -

  Total Segment                            -%        2%           (7)%         3%          5%           (9)%
                                         ===        ==          ====         ===         ===          ====

  Total Eastman                           (3)%       7%          (17)%        (5)%         7%          (24)%
                                         ===        ==          ====         ===         ===          ====


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(1)  0     =    Change of approximately 0 - 2% (+ or -)
     +     =    Increase of approximately 2 - 10%
     ++    =    Increase of greater than 10%
     -     =    Decrease of approximately (2) - (10)%
     --    =    Decrease of greater than (10%)
     Sm    =    Negligible change in dollar amount
     Nm    =    Not meaningful










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